C.H. Robinson Worldwide, Inc.
14701 Charlson Road
Eden Prairie, MN 55347

Media contact:
Tracie Stoltenburg, C.H. Robinson Worldwide, Inc.
952.937.6761

FOR IMMEDIATE RELEASE

C.H. ROBINSON WORLDWIDE ACQUIRES TRANSERA INTERNATIONAL

Acquisition of Canadian Project Freight Forwarder Further Expands C.H. Robinson's Global Freight Forwarding Capabilities

MINNEAPOLIS, August 4, 2008- C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (Nasdaq:CHRW), one of the world's largest third party logistics providers of transportation and supply chain services, announced it has acquired certain operating subsidiaries of Transera International Holdings Ltd. ("Transera"), a project forwarding company headquartered in Calgary, Canada. Transera is one of the largest privately owned project forwarders in North America, with annual gross revenues of approximately $125 million. Terms of the acquisition were not disclosed.

Transera, established in 1985, is a non-asset based global project forwarder providing North American and international transportation of over-dimensional and heavy lift shipments. Transera has 107 employees in eight offices throughout Canada, Dubai, Singapore, and the United States. Their customers are primarily in the oil, gas, mining, and wind power industries.

"Transera further expands our international freight forwarding network and brings a greater depth to C.H. Robinson's existing core capabilities," said Jeff Scovill, C.H. Robinson vice president of international. "We work hard to find new ways to serve our customers. Transera will give us broader expertise, providing opportunities to grow existing customer relationships and develop new ones. We look forward to combining their employees' industry knowledge with our network and feel confident we will meet our customers' growing demand for over-dimensional freight shipping. The addition of Transera complements the Robinson team and our desire to place service, relationships and great people at the core of our company."

Rosemary Marr, founder and chief executive officer of Transera, has significant industry experience and will continue with C.H. Robinson as president of Transera. Paul Pols and Amir Haji, currently on Transera's senior leadership team, will continue with Transera in similar leadership roles.

Marr said, "We are very excited to bring our capabilities to Robinson and turn international over-dimensional freight shipping into a successful core offering for Robinson's current and future customers. Robinson's employees have a history of striving to provide strategic solutions for their customers, aligning well with the Transera culture. We look forward to growing and expanding our opportunities together."

About C.H. Robinson Worldwide, Inc:

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the world's largest third party providers of multimodal transportation services and logistics solutions, serving over 29,000 customers through a network of 221 offices in North America, Europe, Asia, and South America. For more information about our company, visit our Web site at www.chrobinson.com.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These

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forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the third-party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

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